Exhibit (d)(1)

INVESTMENT MANAGEMENT AGREEMENT

THIS Agreement is made as of [_______], 2017, between PFM Multi-Manager Series Trust (hereinafter referred to as the “Trust”), on behalf of each of its series listed on Appendix A (each a “Fund” and together, the “Funds”) and PFM Asset Management LLC (hereinafter referred to as the “Manager”).

In consideration of the mutual agreements herein made, the Trust, on behalf of each Fund, and the Manager understand and agree as follows:

(1)	The Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, consistent with the provisions of the Trust’s Agreement and Declaration of Trust, as amended and restated from time to time, and the investment policies adopted and declared by the Trust’s Board of Trustees. In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment and reinvestment of each Fund’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement those determinations. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Funds’ investment securities shall be exercised, subject to guidelines adopted by the Board of Trustees.

(2)	The Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as “brokers”) for the execution of the Funds’ portfolio transactions consistent with the Trust’s brokerage policies and, when applicable, the negotiation of commissions in connection therewith.

All decisions and placements shall be made in accordance with the following principles:

(a)	Purchase and sale orders will usually be placed with brokers which are selected by the Manager as able to achieve “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Manager in determining the overall reasonableness of brokerage commissions.

(b)	In selecting brokers for portfolio transactions, the Manager shall take into account its past experience as to brokers qualified to achieve “best execution,” including brokers who specialize in any foreign securities held by a Fund.

(c)	The Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), for the Funds and/or other accounts, if any, for which the Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Trust’s brokerage policy; that the research services provide lawful and appropriate assistance to the Manager in the performance of its investment decision-making responsibilities; and that the commissions paid were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Trust’s policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, because it is recognized that usually it is more beneficial to a Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Manager are useful to the Manager in performing its advisory services under this Agreement. Research services provided by brokers to the Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Manager under this Agreement. Research furnished by brokers through which a Fund effects securities transactions may be used by the Manager for any of its accounts, and not all such research may be used by the Manager for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

(d)	Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Manager, better prices and execution may be obtained on a commission basis or from other sources.

(3)	Decisions on proxy voting shall be made by the Manager and as may be requested from time to time by a sub-adviser unless the Trust’s Board of Trustees determines otherwise. Pursuant to its authority, the Manager shall have the power to vote, either in person or by proxy, all securities in which the Funds may be invested from time to time or as may be requested from time to time by a sub-adviser, and shall not be required to seek or take instructions from a Fund with respect thereto. With respect to litigation, class action settlements or regulatory actions relating to securities held by the Funds, the Manager and any sub-adviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Board of Trustees on behalf of the Trust.

(4)	It is understood that the Funds will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Funds shall include:

(a)       Fees and expenses paid to the Manager as provided herein;

(b)       Expenses of all audits of the Funds by independent public accountants;

(c)       Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Funds;

(d)       Expenses of obtaining quotations for calculating the value of the Funds’ net assets;

(e)       Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Manager or its affiliates;

(f)       Taxes levied against the Funds;

(g)       Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

(h)       Costs, including the interest expense, of borrowing money;

(i)       Costs incident to meetings of the Board of Trustees of the Trust and shareholders of the Funds, reports to the Funds’ shareholders, the filing of reports with regulatory bodies and the maintenance of the Funds’ and the Trust’s legal existence, except as otherwise agreed to by the Trust, on behalf of the Funds, and the Manager or its affiliates;

(j)       Legal fees, including the legal fees related to the registration and continued qualification of the Funds’ shares for sale;

(k)       Trustees’ fees and expenses of trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

(l)       Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws, including the printing and mailing of prospectuses to its shareholders and any other related regulatory expenses;

(m)       Trade association dues;

(n)       The Fund’ ‘pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

(o)       The Funds’ portion of the cost of any proxy voting service used on its behalf.

Nothing in this Agreement shall obligate the Trust or a Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Manager or its affiliates. Nothing in this Agreement shall obligate the Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of a Fund.

(5)	The Funds agrees to pay to the Manager a monthly fee in dollars at the annual rates listed in Appendix A, payable at the end of each calendar month. The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth herein.

(6)	The Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940, as amended (each, a “Sub-Adviser”) to perform, and thereby delegates to any such Sub-Adviser, some of the services for the Funds for which the Manager is responsible under Sections (1) and (2) of this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), and the approval of the applicable Fund’s shareholders, if required. The Manager will compensate any Sub-Adviser for its services to a Fund. The Manager will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the applicable Fund’s investment policies and restrictions. The Manager may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the applicable Fund’s shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the applicable Fund. The Manager will also retain sole responsibility for all services described in Sections (1) and (2) of this Agreement and not expressly delegated to one or more Sub-Advisers.

The Manager may, at its expense, also delegate to one or more entities some of the services for the Funds for which the Manager is responsible under Section (3) of this Agreement. The Manager will be responsible for the compensation, if any, of any such entities for such services to the applicable Fund, unless otherwise agreed to by the parties. Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have overall responsibility and liability for all such services provided to the Funds under this Agreement and will supervise each such entity in its performance of its duties for the Funds. The Manager will also retain sole responsibility for all services described in Section (3) of this Agreement and not expressly delegated to one or more such entities.

(7)	In performing the services set forth in this Agreement, the Manager:

(a)	shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Funds’ Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(b)	will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Funds are being conducted in a manner consistent with applicable laws and regulations.

(8)	This Agreement shall be effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trust’s Board of Trustees as a whole.

(9)	Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days’ written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust’s Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

(10)	In the event this Agreement is terminated and the Manager no longer acts as Manager to a Fund, the Manager reserves the right to withdraw from such Fund the use of the name “PFM” or any name misleadingly implying a continuing relationship between the Fund and the Manager or any of its affiliates.

(11)	Except as may otherwise be provided by the 1940 Act, neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Funds’ assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Manager’s part or by reason of reckless disregard of the Manager’s duties under this Agreement. It is hereby understood and acknowledged by the Trust that the value of the investments made for the Funds may increase as well as decrease and are not guaranteed by the Manager. It is further understood and acknowledged by the Trust that investment decisions made on behalf of a Fund by the Manager are subject to a variety of factors that may affect the values and income generated by the Fund’s portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Manager will not always be profitable or prove to have been correct.

(12)	The Manager shall indemnify and hold harmless the Trust, the Funds and the Trust’s officers and Trustees against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses and amounts paid in settlement) incurred in any action, suit, proceeding or investigation (whether instituted or threatened) by reason of or arising out of the willful misfeasance, bad faith, gross negligence, or reckless disregard by the Manager of its obligations or duties hereunder.

(13)	It is understood that the services of the Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients that may invest in the same types of securities as a Fund, or, in providing such services, from using information furnished by others. When the Manager determines to buy or sell the same security for a Fund that the Manager or one or more of its affiliates has selected for clients of the Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Manager, with approval by the Trust’s Board of Trustees, to be impartial and fair.

(14)	Certain Information About the Manager.

(i)	The Manager’s full name and address is:

PFM Asset Management LLC

One Keystone Plaza, Suite 300
North Front and Market Streets
Harrisburg, Pennsylvania 17101-2044

Certain Information About the Trust. The Trust’s full name and verified address is:

PFM Multi-Manager Series Trust

One Keystone Plaza, Suite 300
North Front and Market Streets
Harrisburg, Pennsylvania 17101-2044

(15)	This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable federal and state securities laws and any rules, regulations and orders thereunder.

(16)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(17)	Nothing herein shall be construed as constituting the Manager an agent of the Trust.

(18)	Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to assets of the Funds; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Funds, shall be discharged only out of the assets of the Funds; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

PFM Multi-Manager Series Trust

on behalf of each Fund listed on Appendix A

By: ________________________

Name: [ ]

Title: [ ]

PFM Asset Management LLC

By: ________________________

Name: [ ]

Title: [ ]

Appendix A

The rate of the fee payable to the Manager shall be calculated daily at the following annual rates:

Fund	Advisory Fee Rate
PFM Multi-Manager Domestic Equity Fund	An annual fee equal to 15 basis points of the Fund’s average daily net assets plus an amount equal to the aggregate annual amount payable by the Manager to the Fund’s sub-advisor(s), which sub-advisory fees shall be the product of the amount of the Fund’s assets allocated to each sub-advisor during that period multiplied by the contractual fee (expressed as a percentage of the Fund’s average daily net assets allocated to it) to which each such sub-advisor is entitled under its sub-advisory agreement.
PFM Multi-Manager International Equity Fund	An annual fee equal to 15 basis points of the Fund’s average daily net assets plus an amount equal to the aggregate annual amount payable by the Manager to the Fund’s sub-advisor(s), which sub-advisory fees shall be the product of the amount of the Fund’s assets allocated to each sub-advisor during that period multiplied by the contractual fee (expressed as a percentage of the Fund’s average daily net assets allocated to it) to which each such sub-advisor is entitled under its sub-advisory agreement.
PFM Multi-Manager Fixed-Income Fund	An annual fee equal to 10 basis points of the Fund’s average daily net assets plus an amount equal to the aggregate annual amount payable by the Manager to the Fund’s sub-advisor(s), which sub-advisory fees shall be the product of the amount of the Fund’s assets allocated to each sub-advisor during that period multiplied by the contractual fee (expressed as a percentage of the Fund’s average daily net assets allocated to it) to which each such sub-advisor is entitled under its sub-advisory agreement.